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                                                                    EXHIBIT 23.1


                      MANUFACTURED HOME COMMUNITIES, INC.
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1992 Stock Option and Stock Award Plan of Manufactured Home Communities, Inc. (the Company) for which the Company filed a Registration Statement (File No. 33-76846) on Form S-8 (the "Initial Registration Statement") on March 23, 1994, of our report dated January 27, 1997, except for Note 15, as to which the date is February 11, 1997, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




                                                 ERNST & YOUNG LLP


Chicago, Illinois
April 16, 1997